Exhibit 99.1

For further information
Media Contact:	Jay Fredericksen
904-357-9106
Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports Second Quarter 2006 Results

JACKSONVILLE, Fla., July 25, 2006 – Rayonier (NYSE:RYN) today reported second quarter income from continuing operations of $42.8 million, or 55 cents per share. This compares to $23.3 million, or 30 cents per share, in the first quarter and $41.6 million, or 54 cents per share, in second quarter 2005. Second quarter 2006 included a special item gain of $6.5 million, or 8 cents per share, on the sale of a portion of the company’s investment in a New Zealand timberland consortium. There were no special items in the first quarter, while second quarter 2005 included a tax benefit of $7.2 million, or 10 cents per share, resulting from an IRS audit settlement.

Net income equaled income from continuing operations for both the second and first quarters of 2006. Net income for second quarter 2005 was $16.9 million, or 22 cents per share, which included a discontinued operation loss of $24.7 million, or 32 cents per share, almost entirely due to a write-down of the company’s medium-density-fiberboard business.

Lee Nutter, Chairman, President and CEO, said: “Second quarter results reflect the strength and balance of our three core businesses as demand and prices remained strong, particularly for cellulose specialties and U.S. timber.”

Second quarter results, excluding special items, were above the first quarter primarily due to increased volumes and prices for Northwest timber and cellulose specialties. Compared to second quarter 2005, earnings were up due to higher prices and Northwest timber volumes, partly offset by increased performance fibers manufacturing costs and lower lumber prices.

Sales for the second quarter of $312 million were $35 million and $22 million above first quarter 2006 and second quarter 2005, respectively.

Cash provided by operating activities of $133 million for the six months ended June 30 was $10 million above the 2005 comparable period primarily due to lower working capital requirements partly offset by reduced earnings. For the same period, Cash Available for Distribution (CAD) of $82 million was $14 million below 2005 principally due to capital spending for a major energy cost reduction project partly offset by increased cash provided by operating activities. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Debt of $557 million and the debt-to-capital ratio of 38.6 percent at quarter-end were comparable to year-end 2005. Cash at June 30 was $165 million.

Timber

Sales of $61 million and operating income of $30 million were $7 million and $6 million above first quarter, respectively, primarily due to higher Northwest volume and prices. Compared to second quarter 2005, both sales and operating income increased $7 million principally due to higher prices and Northwest volume.

Real Estate

Sales of $18 million and operating income of $11 million were $5 million and $1 million above first quarter, respectively, due to a significant increase in the number of rural acres sold. Compared to second quarter 2005, sales were up $3 million while operating income was essentially unchanged due to a higher proportion of rural versus development acres sold.

Performance Fibers

Sales of $166 million and operating income of $16 million were $20 million and $5 million above first quarter, respectively. The results reflect higher prices and volumes partly offset by increased costs. Compared to second quarter 2005, sales increased $13 million mainly due to higher cellulose specialties volume and prices. However, operating income decreased $3 million as higher raw material and energy costs more than offset increased sales.

The company recently announced that it has secured long term contracts into 2011 with its key customers for nearly 80 percent of its high-value cellulose specialties production, representing almost 2 million metric tons and more than $2 billion in revenue at current pricing.

Wood Products

Sales of $32 million were $1 million above first quarter while operating income of $2 million decreased $1 million. The improvement in sales was mostly due to higher volume partly offset by lower prices. Operating income declined principally due to lower prices partially offset by reduced manufacturing costs. Compared to second quarter 2005, sales and operating income were both down $4 million primarily due to lower prices.

Other Operations

Sales of $35 million were $3 million above first quarter while essentially break even operating income improved by $1 million due to stronger trading activity and coal royalties. Compared to second quarter 2005, sales and operating income improved $4 million and $1 million, respectively, mainly due to stronger trading activity.

Other Items

Corporate expenses of $7.1 million were $2.4 million below first quarter and $1.2 million below second quarter 2005, primarily due to lower stock-based incentive compensation.

Intersegment eliminations and other expense of $0.7 million was $1 million unfavorable to first quarter largely due to an increase in disposition reserves, but comparable to second quarter 2005.

Interest expense of $11.9 million was comparable to first quarter and $0.9 million below second quarter 2005 mainly due to lower debt.

Interest and other income of $1.8 million was comparable to first quarter, but $0.8 million above second quarter 2005 primarily due to higher interest income.

Excluding discrete items, the effective tax rate for the quarter was 14.0 percent compared to 16.4 percent in the first quarter largely due to foreign earnings taxed below the U.S. statutory rate. The second quarter 2005 rate was 14.1 percent. Through June 30, the effective tax rate, before discrete items, was 14.9 percent compared to 15.7 percent for the comparable period last year mainly due to U.S. taxes recorded on undistributed foreign earnings in 2005 (see Schedule J for details).

Outlook

The company said third quarter 2006 results are expected to be above the second quarter (excluding special items), due to higher real estate sales partly offset by seasonally lower Northwest timber volume. Also, earnings are anticipated to be above third quarter 2005 primarily due to increased real estate sales and higher cellulose specialties prices partly offset by lower lumber prices and higher performance fibers manufacturing costs.

Nutter said: “As we previously indicated, the second half of the year should be much stronger than the first due to increased real estate revenues – particularly from transactions involving our high-value development properties – and stronger performance fibers operating income. As a result, we still expect full-year earnings to be above 2005, excluding special items.”

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.5 million acres of timber and land in the U.S., New Zealand and Australia. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world’s leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Except for historical information, the statements made in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated earnings, revenues, volumes, pricing, costs and other statements relating to Rayonier’s financial and operational performance, in some cases are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the entry into or closing of real estate sale transactions; changes in law or policy that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company’s ability to continue to qualify as a REIT; the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

A conference call will be held on Tuesday, July 25, at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

JUNE 30, 2006 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Profitability
Sales	$312.1	$277.2	$290.3	$589.3	$565.3
Operating income	$51.0	$37.3	$48.9	$88.3	$96.2
Income from continuing operations	$42.8	$23.3	$41.6	$66.1	$76.4
Discontinued operations	$—	$—	$(24.7)	$—	$(25.1)
Net income	$42.8	$23.3	$16.9	$66.1	$51.3
Income per diluted common share
Continuing operations	$0.55	$0.30	$0.54	$0.85	$0.99
Net income	$0.55	$0.30	$0.22	$0.85	$0.67
Pro forma income from continuing operations (a)	$0.47	$0.30	$0.44	$0.77	$0.77
Operating income as a percent of sales	16.3%	13.5%	16.8%	15.0%	17.0%
ROE (annualized) (b)	12.9%	10.0%	15.0%	12.9%	15.0%

	Six Months Ended June 30,
	2006	2005
Capital Resources and Liquidity
Continuing operations:
Cash provided by operating activities	$133.1	$122.9
Cash used for investing activities	$(47.7)	$(45.7)
Cash used for financing activities	$(66.3)	$(25.8)
Adjusted EBITDA (c) (e)	$159.2	$174.4
Cash Available for Distribution (CAD) (d) (e)	$81.7	$95.8
(Repayment)/borrowing of debt, net	$(1.5)	$28.4
Debt	$556.5	$686.8
Debt / capital	38.6%	46.3%
Cash	$165.0	$136.3

(a), (b), (c), (d) and (e), see Schedule B.

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RAYONIER

FOOTNOTES FOR SCHEDULE A

JUNE 30, 2006 (unaudited)

(a)	Pro forma income is a non-GAAP measure. See Schedule H for reconciliation to the nearest GAAP measure.
(b)	Based on year-to-date percent; major land sales are not annualized.
(c)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.
(d)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities of continuing operations less capital spending, adjusted for equity based compensation amounts, proceeds from matured energy forward contracts, the tax benefits associated with certain strategic acquisitions and the change in committed cash. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.
(e)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

- B -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

JUNE 30, 2006 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Sales	$312.1	$277.2	$290.3	$589.3	$565.3

Costs and expenses
Cost of sales	247.4	224.2	227.0	471.6	444.4
Selling and general expenses	14.4	16.2	15.3	30.6	29.8
Other operating income, net	(0.7)	(0.5)	(0.9)	(1.2)	(5.1)

Operating income	51.0	37.3	48.9	88.3	96.2
Gain on sale of portion of New Zealand JV	7.8	—	—	7.8	—

Income from continuing operations, including gain on sale of portion of New Zealand joint venture	58.8	37.3	48.9	96.1	96.2
Interest expense	(11.9)	(12.2)	(12.8)	(24.1)	(25.1)
Interest and other income, net	1.8	2.2	1.0	4.0	1.5

Income before taxes	48.7	27.3	37.1	76.0	72.6
Income tax (expense)/benefit	(5.9)	(4.0)	4.5	(9.9)	3.8

Income from continuing operations	$42.8	$23.3	$41.6	$66.1	$76.4
Discontinued operations, net	—	—	(24.7)	—	(25.1)

Net income	$42.8	$23.3	$16.9	$66.1	$51.3

Income per Common Share:
Basic
From continuing operations	$0.56	$0.31	$0.55	$0.87	$1.01

Net income	$0.56	$0.31	$0.22	$0.87	$0.68

Diluted
From continuing operations	$0.55	$0.30	$0.54	$0.85	$0.99

Net income	$0.55	$0.30	$0.22	$0.85	$0.67

Pro forma income from continuing operations (a)
Adjusted basic EPS	$0.48	$0.31	$0.45	$0.79	$0.79

Adjusted diluted EPS	$0.47	$0.30	$0.44	$0.77	$0.77

Weighted average Common Shares used for determining
Basic EPS	76,465,269	76,289,274	75,326,922	76,377,976	75,253,811

Diluted EPS	77,969,132	78,006,773	77,412,110	77,989,798	77,278,596

(a)	See Schedule H for a reconciliation to the nearest GAAP measure.

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

JUNE 30, 2006 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Sales
Timber	$61.1	$54.4	$54.5	$115.5	$106.4
Real Estate	17.8	13.1	14.7	30.9	38.3
Performance Fibers
Cellulose specialties	126.4	106.7	108.0	233.1	209.1
Absorbent materials	39.4	39.3	45.2	78.7	87.1

Total Performance Fibers	165.8	146.0	153.2	311.8	296.2

Wood Products	32.2	31.6	36.4	63.8	66.9
Other Operations	35.3	32.1	31.5	67.4	57.8
Intersegment eliminations	(0.1)	—	—	(0.1)	(0.3)

Total sales	$312.1	$277.2	$290.3	$589.3	$565.3

Operating income/(loss)
Timber	$29.8	$23.8	$23.1	$53.6	$46.8
Real Estate	10.9	10.2	10.7	21.1	26.0
Performance Fibers	15.7	10.3	18.5	26.0	30.9
Wood Products	2.0	2.6	5.8	4.6	9.0
Other Operations	0.4	(0.4)	(0.4)	—	(0.2)
Corporate	(7.1)	(9.5)	(8.3)	(16.6)	(15.9)
Intersegment eliminations and other (Including Corporate FX)	(0.7)	0.3	(0.5)	(0.4)	(0.4)

Total operating income	$51.0	$37.3	$48.9	$88.3	$96.2

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

JUNE 30, 2006 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2006	December 31, 2005
Assets
Current assets	$403.3	$354.1
Timber, timberlands and logging roads, net of depletion and amortization	917.3	927.0
Property, plant and equipment	1,387.5	1,352.4
Less - accumulated depreciation	(1,018.7)	(991.1)

	368.8	361.3

Investment in New Zealand JV	55.9	81.7
Other assets	114.3	115.0

	$1,859.6	$1,839.1

Liabilities and Shareholders’ Equity
Current liabilities	$192.1	$170.1
Deferred income taxes	34.8	32.2
Long-term debt	554.7	555.2
Non-current reserves for dispositions and discontinued operations	124.0	128.0
Other non-current liabilities	69.0	68.7
Shareholders’ equity	885.0	884.9

	$1,859.6	$1,839.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2006	June 30, 2005
Cash provided by operating activities of continuing operations:
Income from continuing operations	$66.1	$76.4
Depreciation, depletion, amortization and non-cash cost basis of real estate sold	71.1	78.0
Other non-cash items included in income	(4.0)	(12.6)
Changes in working capital and other assets and liabilities	(0.1)	(18.9)

	133.1	122.9

Cash used for investing activities of continuing operations:
Capital expenditures, net of sales and retirements	(61.6)	(43.7)
Purchase of timberlands	(4.3)	—
Proceeds from sale of portion of New Zealand JV	21.7	—
Increase in restricted cash	(4.2)	(2.0)
Proceeds from matured energy forward contracts	0.7	—

	(47.7)	(45.7)

Cash used for financing activities:
(Repayment)/borrowing of debt, net	(1.5)	28.4
Dividends paid	(71.8)	(62.2)
Issuance of common shares	5.3	8.0
Repurchase of common shares	(0.5)	—
Excess tax benefits from equity-based compensation*	2.2	—

	(66.3)	(25.8)

Effect of exchange rate changes on cash	(0.3)	0.1

Cash provided by discontinued operations	—	0.7

Cash and cash equivalents:
Increase in cash and cash equivalents	18.8	52.2
Balance, beginning of year	146.2	84.1

Balance, end of period	$165.0	$136.3

*	SFAS No. 123(R) requires the excess tax benefits on equity-based compensation to be included as a financing activity. Since the Company did not adopt SFAS No. 123(R) until January 1, 2006, no adjustment is required for the six months ended June 30, 2005.

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

JUNE 30, 2006 (unaudited)

(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Geographical Data (Non-U.S.)
Sales
New Zealand	$8.2	$5.5	$14.1	$13.7	$23.0
Other	3.7	4.5	2.8	8.2	5.5

Total	$11.9	$10.0	$16.9	$21.9	$28.5

Operating income (loss)
New Zealand	$(0.3)	$(1.1)	$1.0	$(1.4)	$1.5
Other	(0.5)	(0.4)	(0.4)	(0.9)	(0.6)

Total	$(0.8)	$(1.5)	$0.6	$(2.3)	$0.9

Timber
Sales
Northwest U.S.	$35.2	$27.1	$26.0	$62.3	$52.3
Southeast U.S.	23.5	25.0	21.6	48.5	42.5
New Zealand	2.4	2.3	6.9	4.7	11.6

Total	$61.1	$54.4	$54.5	$115.5	$106.4

Operating income
Northwest U.S.	$21.4	$16.0	$16.0	$37.4	$32.4
Southeast U.S.	8.8	8.9	5.8	17.7	12.2
New Zealand	(0.4)	(1.1)	1.3	(1.5)	2.2

Total	$29.8	$23.8	$23.1	$53.6	$46.8

Adjusted EBITDA by Segment*
Timber	$43.3	$38.8	$38.4	$82.1	$76.7
Real Estate	15.5	11.5	12.6	27.0	35.1
Performance Fibers	33.1	25.4	37.3	58.5	65.7
Wood Products	3.8	4.3	7.6	8.1	12.6
Other Operations	0.5	(0.2)	0.1	0.3	0.4
Corporate and other	(7.9)	(8.9)	(8.8)	(16.8)	(16.1)

Total	$88.3	$70.9	$87.2	$159.2	$174.4

*	Adjusted EBITDA is a non-GAAP measure, see Schedule I for reconciliation to nearest GAAP measure.

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RAYONIER

SELECTED OPERATING INFORMATION

JUNE 30, 2006 (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Timber
Northwest U.S., in millions of board feet	89	75	69	164	145
Southeast U.S., in thousands of short green tons	1,204	1,247	1,206	2,451	2,427

Real Estate
Acres sold
Development	7	744	1,006	751	2,526
Rural	9,613	2,660	5,031	12,273	14,179
Northwest U.S.	4	—	149	4	229

Total	9,624	3,404	6,186	13,028	16,934

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	121	104	113	225	220
Absorbent materials, in thousands of metric tons	63	65	69	128	136
Production as a percent of capacity	99.2%	98.9%	100.1%	99.0%	99.8%

Lumber
Sales volume, in millions of board feet	92	84	90	176	173

- G -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

JUNE 30, 2006 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Six Months Ended
	June 30, 2006	June 30, 2005
Cash provided by operating activities	$133.1	$122.9
Capital spending (a)	(61.6)	(43.7)
Like-kind exchange tax benefits on third party real estate sales (b)	(2.6)	(0.9)
Decrease in committed cash	7.9	5.5
Equity based compensation adjustments	4.2	—
Release of restricted cash (c)	—	12.0
Proceeds from matured forward energy contracts	0.7	—

Cash Available for Distribution	$81.7	$95.8

(a)	Capital spending is net of sales and retirements and excludes strategic acquisitions and dispositions.
(b)	Represents taxes that would have been paid if the Company had not completed LKE transactions.
(c)	Released on July 19, 2005.

PRO FORMA INCOME:

	Three Months Ended			Six Months Ended
	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Income from Continuing Operations per Common Share
Basic EPS	$0.56	$0.31	$0.55	$0.87	$1.01

Diluted EPS	$0.55	$0.30	$0.54	$0.85	$0.99

Sale of portion of New Zealand JV
Basic EPS	(0.08)	—	—	(0.08)	—

Diluted EPS	(0.08)	—	—	(0.08)	—

IRS audit settlements
Basic EPS	—	—	(0.10)	—	(0.22)

Diluted EPS	—	—	(0.10)	—	(0.22)

Pro forma income from Continuing Operations per Common Share
Adjusted basic EPS	$0.48	$0.31	$0.45	$0.79	$0.79

Adjusted diluted EPS	$0.47	$0.30	$0.44	$0.77	$0.77

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

JUNE 30, 2006 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:

	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
June 30, 2006
Cash provided by operating activities	$53.1	$18.7	$14.8	$6.3	$7.1	$(17.7)	$82.3
Income tax expense	—	—	—	—	—	5.9	5.9
Interest, net	—	—	—	—	—	9.9	9.9
Working capital increases (decreases)	(6.8)	(3.1)	18.2	(2.5)	(6.4)	(0.9)**	(1.5	)**
Other balance sheet changes	(3.0)	(0.1)	0.1	—	(0.2)	(5.1)**	(8.3	)**

Adjusted EBITDA	$43.3	$15.5	$33.1	$3.8	$0.5	$(7.9)	$88.3

March 31, 2006
Cash provided by operating activities	$43.8	$7.5	$29.6	$0.7	$0.5	$(31.3)	$50.8
Income tax expense	—	—	—	—	—	4.0	4.0
Interest, net	—	—	—	—	—	10.0	10.0
Working capital increases (decreases)	4.5	4.0	(4.2)	3.6	(0.9)	3.5	10.5
Other balance sheet changes	(9.5)	—	—	—	0.2	4.9	(4.4)

Adjusted EBITDA	$38.8	$11.5	$25.4	$4.3	$(0.2)	$(8.9)	$70.9

June 30, 2005
Cash provided by operating activities	$37.4	$(0.4)	$29.0	$6.9	$2.5	$(28.0)	$47.4
Income tax benefit	—	—	—	—	—	(4.5)	(4.5)
Interest, net	—	—	—	—	—	11.6	11.6
Working capital increases (decreases)	(1.4)	10.9	8.3	0.7	(2.0)	3.6	20.1
Other balance sheet changes	2.4	2.1	—	—	(0.4)	8.5	12.6

Adjusted EBITDA	$38.4	$12.6	$37.3	$7.6	$0.1	$(8.8)	$87.2

Six Months Ended
June 30, 2006
Cash provided by operating activities	$96.9	$26.2	$44.4	$7.0	$7.6	$(49.0)	$133.1
Income tax expense	—	—	—	—	—	9.9	9.9
Interest, net	—	—	—	—	—	19.9	19.9
Working capital increases (decreases)	(2.3)	0.9	14.0	1.1	(7.3)	2.6 **	9.0	**
Other balance sheet changes	(12.5)	(0.1)	0.1	—	—	(0.2)**	(12.7	)**

Adjusted EBITDA	$82.1	$27.0	$58.5	$8.1	$0.3	$(16.8)	$159.2

June 30, 2005
Cash provided by operating activities	$83.1	$26.1	$54.7	$8.5	$(1.2)	$(48.3)	$122.9
Income tax benefit	—	—	—	—	—	(3.8)	(3.8)
Interest, net	—	—	—	—	—	23.3	23.3
Working capital increases (decreases)	(6.2)	7.2	11.0	4.1	0.1	3.9	20.1
Other balance sheet changes	(0.2)	1.8	—	—	1.5	8.8	11.9

Adjusted EBITDA	$76.7	$35.1	$65.7	$12.6	$0.4	$(16.1)	$174.4

*	Unusual, non-trade intercompany items between the segments have been eliminated.
**	Revised subsequent to earnings release on July 25, 2006 at 8:00 a.m.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

JUNE 30, 2006 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Six Months Ended
	June 30, 2006		March 31, 2006		June 30, 2005		June 30, 2006		June 30, 2005
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(17.0)	(35.0)	$(9.6)	(35.0)	$(13.0)	(35.0)	$(26.6)	(35.0)	$(25.4)	(35.0)
REIT income not subject to federal tax	11.4	23.4	8.0	29.3	9.9	26.7	19.4	25.5	18.3	25.2
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(2.7)	(5.6)	(3.2)	(11.7)	(2.6)	(7.0)	(5.9)	(7.8)	(5.3)	(7.3)
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	1.5	3.2	0.3	1.0	0.5	1.2	1.8	2.4	1.0	1.4

Income tax (expense) benefit before discrete items	$(6.8)	(14.0)	$(4.5)	(16.4)	$(5.2)	(14.1)	$(11.3)	(14.9)	$(11.4)	(15.7)
Return to accrual adjustments	0.9	1.9	—	—	—	—	0.9	1.2	—	—
Favorable IRS audit settlements	—	—	0.5	1.8	7.2	19.4	0.5	0.7	16.7	23.1
Exchange rate changes on tax on undistributed foreign earnings	—	—	—	—	2.5	6.7	—	—	1.4	1.9
Non-realizability of New Zealand tax credits on U.S. withholding tax for prior years’ intercompany note interest	—	—	—	—	—	—	—	—	(2.9)	(4.0)

Income tax (expense) benefit	$(5.9)	(12.1)	$(4.0)	(14.6)	$4.5	12.0	$(9.9)	(13.0)	$3.8	5.3

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